Exhibit 99.01

Sept. 1, 2004

Xcel Energy to file license renewal application for Monticello plant, begin work on Prairie Island license renewal

     MINNEAPOLIS — Xcel Energy’s (NYSE: XEL) board of directors has authorized the company to take the steps necessary to pursue renewal of operating licenses for the Monticello and Prairie Island nuclear plants in Minnesota.

     The single-unit, 600-megawatt Monticello plant’s current 40-year license expires in 2010; the two-unit, 1,060-megawatt Prairie Island plant’s licenses expire in 2013 and 2014.

     For the plant near Monticello, the board’s authorization puts in motion applications this fall to the Minnesota Public Utilities Commission for a Certificate of Need for dry spent fuel storage and early next year to the federal Nuclear Regulatory Commission for an operating license extension of up to 20 years.

     For the Prairie Island plant near Red Wing, the board’s action begins the process of doing plant assessments and other work necessary for applications two or three years from now.

     “We recognize there will be a variety of views on how to best meet Minnesota’s future energy needs,” said Dave Sparby, Xcel Energy’s vice president for regulatory and government affairs.

     “A process established by the Minnesota Legislature provides for a significant level of public participation, so we believe both the company and other stakeholders will have ample opportunity to present options to the Minnesota Public Utilities Commission on how to implement a plan that best meets tomorrow’s energy needs.

     “We’re bringing this proposal forward because our current analysis indicates that with continued operation of the plants, our customers’ power supply will be more economical and air emissions associated with the use of electricity will be substantially less.”

     In order to continue operating the Monticello plant after 2010, expanded storage for spent nuclear fuel will be needed. Xcel Energy will propose to establish a temporary dry storage facility on the plant site near the reactor building, Sparby said.

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     Xcel Energy is a major U.S. electricity and natural gas company with regulated operations in 11 Western and Midwestern states. Xcel Energy provides a comprehensive portfolio of energy-related products and services to 3.3 million electricity customers and 1.8 million natural gas customers through its regulated operating companies. In terms of customers, it is the fourth-largest combination natural gas and electricity company in the nation. Company headquarters are located in Minneapolis. More information is available at www.xcelenergy.com.

For more information, contact:

Xcel Energy media relations	(612) 215-5300